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                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the inclusion in this Amendment No. 4 to Form S-4 Registration Statement No. 333-35457 of our report dated September 19, 1996, (except with respect to the matter discussed in the eighth paragraph of Note 5, as to which the date is June 27, 1997), with respect to the consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries as of June 29, 1996; and the related consolidated statements of operations, redeemable stock and stockholders' equity and cash flows for the years ended June 29, 1996 and June 24, 1995, and to all references to our firm included in this Registration Statement.


/s/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP


Houston, Texas
December 19, 1997